Exhibit 99.2

Note: Guidance for the June quarter 2013 in this investor update excludes special items and mark to market adjustments on out of period fuel hedges unless noted.

Overall Commentary

•	Delta expects a June quarter operating margin of 10% to 11%, an improvement over the 9.1% operating margin for the June 2012 quarter.
•	June quarter free cash flow is projected at approximately $750 million, which includes the impact of earlier than expected closing of the Virgin transaction for $360 million.
•	Unit revenues for the month of June increased 1.0% year over year, led by gains in the trans-Atlantic and Latin entities, which were partially offset by 1 point of system PRASM pressure from yen devaluation.
•	Non-fuel unit costs for the June quarter are projected to increase 2.5% – 3.5% over the same period in the prior year. This reduction from previous guidance is a result of earlier achievement of savings from Delta’s structural cost reduction initiatives.
•	Delta is projecting a June quarter economic fuel price of $3.00 to $3.05 per gallon, which includes taxes, settled hedges and refinery impact.

Guidance

June Quarter 2013
Operating margin	10% – 11%
Free cash flow	~$750 million
Cargo and other revenue	$1.2 billion
Average fuel price per gallon, including taxes, settled hedges and refinery impact	$3.00 - $3.05
Profit sharing expense	$120 million
Non-operating expense	$225 – $275 million

June Quarter 2013 vs. June Quarter 2012
Passenger unit revenue	Flat
Consolidated CASM, excluding fuel and profit sharing expense	Up 2.5% - 3.5%
System capacity	Up 0.8%

Ancillary Business Expense

•	Delta excludes expenses related to its ancillary businesses from its unit cost guidance. Ancillary businesses include third-party Maintenance Repair and Overhaul, Delta Global Services, MLT Vacations and Delta Private Jets. Delta expects to record approximately $175 million of ancillary business expense in the June quarter. The revenue associated with these ancillary businesses is included in Delta’s guidance for cargo and other revenue.

Share count

•	Delta expects approximately 858 million weighted average diluted shares and approximately 850 million weighted average basic shares outstanding.

1

Forward Looking Statements

Statements in this investor update that are not historical facts, including statements regarding our estimates, expectations, beliefs, intentions, projections or strategies for the future, may be "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995.  All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections and strategies reflected in or suggested by the forward-looking statements.  These risks and uncertainties include, but are not limited to, the cost of aircraft fuel; the availability of aircraft fuel; the impact of posting collateral in connection with our fuel hedge contracts; the impact of significant funding obligations with respect to defined benefit pension plans; the impact that our indebtedness may have on our financial and operating activities and our ability to incur additional debt; the restrictions that financial covenants in our financing agreements will have on our financial and business operations; labor issues; interruptions or disruptions in service at one of our hub airports; our dependence on technology in our operations; disruptions or security breaches of our information technology infrastructure; the ability of our credit card processors to take significant holdbacks in certain circumstances; the possible effects of accidents involving our aircraft; the effects of weather, natural disasters and seasonality on our business; the effects of an extended disruption in services provided by third party regional carriers; failure or inability of insurance to cover a significant liability at the Trainer refinery; the impact of environmental regulation on the Trainer refinery; our ability to retain management and key employees; our ability to use net operating losses to offset future taxable income; competitive conditions in the airline industry; the effects of extensive government regulation on our business; the effects of terrorist attacks; the effects of the rapid spread of contagious illnesses; and the costs associated with insurance.

Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2012.  Caution should be taken not to place undue reliance on our forward-looking statements, which represent our views only as of July 2, 2013, and which we have no current intention to update.

2

Non-GAAP Reconciliations

Delta sometimes uses information ("non-GAAP financial measures") that is derived from our Consolidated Financial Statements, but that is not presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). Under the U.S. Securities and Exchange Commission rules, non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The tables below show reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures.

Delta excludes special items because management believes the exclusion of these items is helpful to investors to evaluate the company’s recurring core operational performance in the period shown.

Cost per Available Seat Mile or Unit Cost ("CASM"). In addition to the special items described above, we exclude the following items from consolidated CASM to evaluate the company’s non-fuel financial performance:

•	Aircraft fuel and related taxes. Management believes the volatility in fuel prices impacts the comparability of year-over-year non-fuel financial performance.

•	Ancillary businesses. Management believes excluding ancillary business costs is helpful to investors because ancillary costs are not related to the generation of a seat mile. These businesses include aircraft maintenance and staffing services we provide to third parties and our vacation wholesale operations.

•	Profit sharing. Management believes the exclusion of this item provides a more meaningful comparison of our results to the airline industry and prior years’ results.

Delta presents free cash flow because management believes this metric is helpful to investors to evaluate the company's ability to generate cash that is available for use for debt service or general corporate initiatives.

Operating Margin

	Three Months Ended June 30,
	2013	2012
	(Projected)
Operating margin	8.5% to 9.5%	1.4%
Items excluded:
MTM adjustments	1.3%	5.7%
Restructuring and other items	0.2%	2.0%
Operating margin excluding special items	10% to 11%	9.1%

CASM-Ex

(Projected)
% Change
Three Months Ended,
June 30, 2013
CASM	-8.5% to -7.5%
Items excluded:
Aircraft fuel and related taxes	3.5%
Ancillary businesses	1.0%
Restructuring and other items	1.5%
MTM Adjustments	5.0%
CASM-Ex	2.5% to 3.5%

3

Average Fuel Price Per Gallon

(Projected) Three Months Ended,
Consolidated	June 30, 2013
Average price per fuel gallon(1)	$3.13 to$ 3.18
MTM adjustments	(0.13)
Average price per fuel gallon, adjusted	$3.00 to $3.05

(1) Includes fuel expense incurred under contract carrier arrangements and the impact of fuel hedge activity

Free Cash Flow

(Projected) Three Months Ended,
(in millions)	June 30, 2013
Net cash provided by operating activities (GAAP)	$ 1,275
Net cash used in investing activities (GAAP)	(600)
Adjustment:
SkyMiles used pursuant to advance purchase under AMEX agreements	75
Total free cash flow	$ 750

4